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                                                                      EXHIBIT 99



                             FOR IMMEDIATE RELEASE
                             ---------------------


For:  The Randers Group Incorporated                                May 13, 1997
      Publicly Traded: American Stock                 Contact:  LaWanda Furlough
                      Exchange GRI.EC                       (616)733-0036Ext.236


                         THE RANDERS GROUP INCORPORATED
         ANNOUNCES PURCHASE OF CONTROLLING INTEREST BY THERMO TERRATECH


Muskegon, Michigan - May 13, 1997: The Randers Group Incorporated (AMEX - RGI.EC) announced today that Thermo TerraTech Inc. (ASE-TTT) has purchased 7.1 million shares from certain members of Randers' management at $0.625/share to acquire majority control of the Company.

The Randers Group Incorporated also announced that it has entered into a letter of intent with Thermo TerraTech to acquire certain of the TerraTech engineering and consulting businesses, including the Killam group of companies.

The transfer is expected to be completed in approximately 90 days, and is subject to several conditions, including completion of Randers of its due diligence investigation, receipt of an opinion from an investment bank that the transaction is fair to Randers from a financial point of view, approval of the transaction by Randers' shareholders, and receipt of all required regulatory approvals, including continued listing of the Randers' common stock on the American Stock Exchange following the transaction.

"The investment of Thermo TerraTech into The Randers Group Incorporated, and the proposed merger with the Killam group of companies, represent an opportunity for Randers to join with a strong operation, expand our services, and extend geographic coverage for our industrial clients", said Thomas R. Eurich, Present of The Randers Group Incorporated.

The Randers Group Incorporated provides design, engineering, project management, general contracting, and development services primarily to industrial and commercial clients throughout the United States. The Company's principal market areas are the Midwest, South East, and East Coast regions of the United States.

Thermo TerraTech Inc. provides environmental services and infrastructure planning and design, encompassing a broad range of specializations including consulting and design, the remediation of soil and fluids, laboratory testing, and metal treating. Thermo TerraTech is a public subsidiary of Thermo Electron Corporation.